Exhibit 99

Family Dollar Second Quarter Comparable Store Sales Increase 3.6%

Company Raises Guidance for Second Quarter Earnings

MATTHEWS, N.C.--(BUSINESS WIRE)--March 4, 2010--Family Dollar Stores, Inc. (NYSE: FDO) reported that net sales for the second quarter ended February 27, 2010, increased 4.9% to $2.09 billion from $1.99 billion in the second quarter ended February 28, 2009. Comparable store sales for the quarter increased 3.6%. Sales during the quarter were strong in the Seasonal, Home and Consumable categories. The Company had 6,689 stores as of February 27, 2010, including 43 new stores opened in the second quarter.

Outlook

Reflecting sales results and a more favorable gross profit projection, the Company now expects that earnings for the second quarter will be between $0.75 and $0.80 per diluted share. The Company expects to report second quarter financial results on April 7, 2010, before the market opens.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, cost of sales, SG&A expenses, and earnings per diluted share. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

Second Quarter Earnings Conference Call Information

The Company plans to report second quarter financial results on April 7, 2010, before the market opens. The Company plans to host a conference call with investors on April 7, 2010, at 10:00 A.M. ET to discuss the results. If you wish to participate, please call (800) 857-5160 for domestic US calls and (312) 470-7174 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is FAMILY DOLLAR.

There will also be a live webcast of the conference call that can be accessed at the following link:

http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the same address noted above after 2:00 P.M. ET, April 7, 2010.

About Family Dollar

Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,600 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

CONTACT:
Family Dollar Stores, Inc.
INVESTOR CONTACT:
Kiley F. Rawlins, CFA, 704-849-7496
krawlins@familydollar.com
or
MEDIA CONTACT:
Josh Braverman, 704-814-3447
jbraverman@familydollar.com